Exhibit 22.2

SUPPLEMENT

TO THE

MANAGEMENT INFORMATION CIRCULAR

OF

STRATECO RESOURCES INC.

INFORMATION ON

CADISCOR RESOURCES INC.

MAY 10, 2006

NOTE

THE INFORMATIONS CONTAINED IN THIS SUPPLEMENT IMPLIES THAT THE SHAREHOLDERS OF STRATECO RESOURCES INC. (“Strateco”) HAVE APPROVED THE SALE OF THE DISCOVERY AND MONTBRAY PROPERTIES TO CADISCOR RESOURCES INC. (“Cadiscor”).

IT IS FURTHER UNDERSTOOD THAT AS PART OF THE TRANSACTIONS DESCRIBED IN THE CIRCULAR, CADISCOR SHALL PROCEED IN 2006 WITH AN INITIAL PUBLIC OFFERING AND THE LISTING OF ITS SHARES ON A RECOGNIZED CANADIAN EXCHANGE.

THE CORPORATION

Cadiscor Resources Inc. (“Cadiscor” or the “Corporation”) was incorporated under the Canada Business Corporations Act by statutes issued on March 6, 2006 under the business name of 6532039 Canada Inc.  The Corporation subsequently changed its business name to Cadiscor Resources Inc. by Articles of Amendment dated April 5, 2006.

The head office and principal place of business of the Corporation are located at 1225 rue Gay-Lussac, Boucherville, Québec J4B 7K1.

BUSINESS OF THE CORPORATION

The business of the Corporation essentially pertains to the exploration of mining properties with potential for the discovery of gold and base metal deposits, with a view to commercial production.  The Corporation does not currently have any properties in production.  The Corporation owns or will hold undivided interests or rights to purchase interests in various mining properties located in Quebec.

Mineral exploration and development of mining properties with potential for the discovery of gold and base metal deposits will constitute the principal business of the Corporation for the coming years.  Moreover, in the course of realizing its objective, the Corporation is called upon to enter into various agreements specific to the mining industry, such as purchase or option agreements to purchase mining claims and joint venture agreements.

Taking into consideration that the Corporation’s property is at the underground drilling stage and therefore requires 100% of the management team’s time, current management will withdraw and a new managing team will be introduced into the Corporation.  As current management of the Corporation is involved with the uranium properties held by Strateco Resources Inc. (“Strateco”), the Corporation’s parent company, it is in the best interest of the shareholders of the Corporation to separate the corporate entities and focus on exploration and development of the Corporation’s gold properties.

The Corporation’s purchase of Strateco’s gold properties valued at $4,700,172, on which intensive exploration has been carried out for many years and which now warrant underground drilling, justifies that the interests of the shareholders of the Corporation be protected by ensuring that exploration efforts are concentrated on these properties.

PROPERTIES OF THE CORPORATION

The Corporation owns two mining properties in Québec, Canada, that together comprise 152 mining claims for a total surface area of 4,567 hectares. The Discovery property is located north of Lebel-sur-Quévillon while the Montbray property is located south of La Sarre.

Detailed information for these properties is as follows:

Property	Mining Claims	Area (hectares)	Interest	Mineralization
Montbray Discovery	28 124	1,120 3,447	100% 100%	Au Au

DISCOVERY PROPERTY

Property Description and Location

The Discovery property is the result of the merger of the Discovery project (the “Discovery Claims Block”) and the Cameron project (the “Cameron Claims Block”).

The Discovery property is located approximately 45 km northwest of the town of Lebel-sur-Quévillon, Québec and consists of a total of 124 mining claims in Desjardins and Bruneau townships for a total surface area of 3,447 hectares.

Mining Claims

Pursuant to an agreement dated May 10, 2006 (the “Cadiscor Agreement”), the Corporation purchased the Discovery and Montbray properties from Strateco on the following conditions and for the following consideration:

(1)

issuance to Strateco of 20,000,000 common shares at $0.16 per share for an aggregate value of $3,200,172;

(2)

assumption by the Corporation of the balance of sale price payable to GéoNova Explorations Inc. (“GéoNova”) pursuant to a sales agreement between Strateco and GéoNova dated February 15, 2006 (the “GéoNova Agreement”), as follows:

(i)

payment of $275,000 to GéoNova on or before August 30, 2006;

(ii)

issuance to GéoNova of common shares of the Corporation qualified by prospectus of an aggregate value of $1,000,000, or at the option of the Corporation, payment of $1,000,000 in cash, on or before August 30, 2006;

(iii)

assumption by the Corporation of a 2% net smelter return (“NSR”) royalty payable to GéoNova pursuant to the GéoNova Agreement;

(iv)

assumption by the Corporation of royalties payable to third parties pursuant to the GéoNova Agreement;

(3)

reimbursement of amounts paid to GéoNova by Strateco pursuant to the GéoNova Agreement, including $25,000 paid upon the acceptance of the offer dated February 15, 2006, and the $200,000 instalment on the sale price payable on or before May 30, 2006.

The closing of the Cadiscor Agreement is subject to certain conditions, including:

(i)

approval of the sale of the Discovery and Montbray properties by the shareholders of the Company,

(ii)

closing of an initial public offering of common shares of the Corporation; and

(iii)

listing of the common shares of the Corporation on a recognized Canadian exchange.

These conditions must be met on or before August 30, 2006.

In addition to the 2% NSR royalty payable to GéoNova, royalties in connection with certain parts of the Discovery property are payable to third parties in the event of commercial operation, as follows:

(i)

from 1% to 3% NSR to Homestake Canada Inc. in connection with 27 claims;

(ii)

a 1% NSR and a 20% net profits interest to Noranda Inc. in connection with 14 claims; and

(iii)

the greater of 2% NSR or $1.00 per tonne to Messrs. J.J. Martel and B. Borduas in connection with 38 claims.

The following text is taken from the technical report dated May 5, 2006, prepared by InnovExplo Inc., an independent consulting firm, in compliance with Canadian National Instrument 43-101 (NI-43-101).  Mr. Carl Pelletier, B.Sc.P.Geo, assisted by Mr. Luc Théberge, M.Sc.P.Geo and by Mr. Julien Davy, B.Sc.P.Geo, was given the technical report mandate.  Some portions and figures in the technical report are extracted from a previous technical report by Steffen, Robertson and Kirsten (Canada) Inc. dated October 2003 (the “SRK Report”).  The Discovery property was visited by these professionals on several occasions while exploration was in progress.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

A network of all-weather logging roads provides easy access to the Discovery property. A working railway transects the property from north to south.  Power grids are located within 20 km of the property limits.

The area surrounding the properties is characterized by generally flat, low-elevation, forested ground with small bogs and swampy areas.  This area was logged many years ago and has been re-vegetated to a large extent.

The region experiences cold winters and generally warm summers.  Temperatures in January are often below -20oC, while mid 20oC is common from June to September.  Snow accumulation and freeze-up of lakes begin in November and generally remain until April or early May.

History

Discovery Claims Block

The following section is extracted and updated from the NI-43-101-compliant SRK Report on the Discovery project (Couture, J.F., 2003), available on Sedar  (www.sedar.com).

Prospecting for gold started as early as 1930 in the area. The most significant historical prospect in the area was the Flordin Mine, which was discovered in 1935 (815,737 tonnes at 5.1 g/t Au) and lies only a few kilometres east of Discovery. Florence River Gold Mines Ltd., Flordin Mines Ltd., Mattagami Lake Mines Ltd., Sullivan Mines, Bachelor Lake Gold Mines and Cambior were all involved in Flordin at some stage between 1940 and 1998.

A resurgence of exploration took place between 1975 and 1990, leading to the detection of the “Discovery Zone” by Homestake Mineral Development Company (“HMDC”). At about the same time, several other orebodies were discovered and/or developed in the northern portion of the Abitibi region, such as Casa-Bérardi by Inco, Vezza by Dundee-Palliser and Agnico Eagle, Douay by Vior-Inco, Grevet by Serem, and Golden Hope by Noramco-Teck.

More specifically, the following work was done on or near the Discovery Claims Block:

•

1935 - Flordin Mines Ltd. conducted a program of trenching, diamond drilling and underground work. By 1940, Florence River Gold Mines Ltd. and Flordin Mines Ltd. had outlined 91,000 tonnes of ore grading an average of 0.32 oz/t Au along 200 metres of strike.

•

1937 - Work was first carried out by American Metal Co. Ltd. Magnetic and electromagnetic surveys were conducted in the central part of the property (GM-057171).

•

1957 - Bruneau Mines carried out diamond drilling to test zinc and lead occurrences and a short coincident EM-magnetic anomaly located in central Bruneau Township. The program returned narrow intersections with sub-economic zinc, lead and copper values, and traces of gold in a felsic-to-intermediate tuff unit. Three short diamond drill holes tested a geophysical target and intersected a carbonate- and pyrite-bearing zone grading 0.09 oz/t Au over 1.95 metres. No further exploration work is documented for that period and the true location of the auriferous intersection remains uncertain.

•

1960 - Kerr-Addison Gold Mines Ltd. and Roberval Mining Corp completed electromagnetic and magnetic surveys followed by three diamond drill holes in the northeastern part of the property (GM-10899 and GM-10918). The tuffaceous units were intersected and conductors correspond to massive and semi-massive pyrrhotite with quartz-carbonate veins and stringers.

•

1973 - Release of an airborne electro-magnetic survey by the Quebec government (Relevés Géophysique Inc., 1981).

•

1976 - Matagami Lake Mines’ magnetic and aerial electromagnetic survey included the Desjardins property (GM-34373).

•

1981 - James Bay Development Corporation carried out geological, magnetic, electromagnetic and geochemical surveys in the western part of the property (GM-38573).

•

1984 - Kerr Addison Mines Limited conducted geological surveys and soil geochemical survey on the Discovery Claims Block in the eastern portion of Bruneau Township (GM-41119). Esso Mineral and HMDC: Bernard Borduas (contractor for these companies) found erratic auriferous blocks grading 65.8 g/t Au on the Kerr Addison Mines Limited claims. These companies did some stripping work and found the Discovery showing.

•

1986 - A 100X100m grid system was established for VLF and magnetic surveys (unpublished company report). Reconnaissance IP and Max Min surveys (JVX Ltd., 1987) were subsequently carried out to confirm potential drill targets (internal report). A total of 63 diamond drill holes (9,972 m) were completed from 1987 to 1990. Mineral resources in the Discovery zone were estimated at 340,000 tonnes grading 4.46 g/t Au (GM-14999, GM-47191, GM-50368).

•

1989 - Cominco carried out a pedogeochemical survey and prospecting on the southwestern part of the property (GM-49098).

•

1991 - International Corona Corporation optioned the Discovery Claims Block from HMDC and drilled four boreholes totalling 2,354 m.

•

1994 – 2002  - GéoNova optioned the properties from HMDC and prospectors Borduas and Martel performed geophysical and geological surveys, did some stripping and land surveying, and drilled 92 boreholes (40,267 m) on both properties. In 1997 and 1998, preliminary metallurgical studies were carried out on composite core samples.

•

2002 – 2003 - Strateco optioned the Discovery Claims Block from GéoNova and drilled 15 holes and 8 wedges (NQ size) for a total of 8,991 metres.  Twelve holes were drilled in the

1 This number refers to the assessment file number assigned by the Ministère des Ressources naturelles du Québec for all public assessment work reports.

West and East lenses, with three holes drilled along the eastern extension of the gabbro sill.  Another two holes and two wedges were abandoned before they reached the targeted mineralization.

o

August 2002

SRK prepared an independent technical report for the Discovery Claims Block;

o

September 2002

SRK performed a structural analysis of the Discovery Claims Block;

o

October 2002

SRK carried out a structural interpretation of the Discovery Claims Block and surrounding area based on detailed and regional geophysical (magnetic and EM) data;

o

October 2003

SRK prepared the Discovery Claims Block resource estimate and technical report.  The resource estimate is calculated using a 3D block model and solid model for the gabbro.  Based on a 3 g/t Au cut-off and uncut assays, indicated resources stand at 276,000 tonnes grading 4.94 g/t Au and inferred resources total 1.6 million tonnes at a grade of 4.31 g/t Au.

•

2004 – Strateco drilled six diamond drill holes and four wedges for a total of 4,444 m.  The objectives of the program were to better define the core of the high-grade East lens and to explore the area of Sector 600 E. The lines in the southwest portion of the grid were refurbished and a detailed ground magnetic survey was done.  A 3D geological model and 3D inversion of the magnetic survey were completed by Myra Géoscience Ltée. in order to identify new areas of interest along the 3.5 km-long gabbro sill.

•

2006 – Strateco mandated InnovExplo Inc. to revise the Discovery geological and structural model and calculate a new resource estimate based on the new model.  The polygon method was used on a longitudinal section.  At a 3.00 g/t cut-off, indicated resources total 381,100 tonnes grading 6.73 g/t Au, with inferred resources of 847,200 tonnes grading 6.35 g/t Au.

History

Cameron Claims Block

•

December 2002 and March 2003: Strateco staked 59 contiguous mining claims, 1,759 hectares (Cameron Claims Block) adjacent to the Discovery Claims Block. Agreement with GéoNova was amended in September 2003 to include the Cameron Claims Block;

•

June 2003: Strateco carried a ground magnetic survey;

•

November 2003: Strateco drilled two stratigraphic holes for a total of 942 metres. One hole intersected 0.46 g/t Au over 6.40 m.

•

Spring 2004: Strateco drilled seven holes totalling 2,411 metres to investigate geophysical anomalies;

•

December 2005 – January 2006: Strateco drilled ten holes totalling 2,547 metres to evaluate the gold potential of the deformation zone on the central and northwest portion of the claims.

Geological Setting and Mineralization

The Discovery property is located at the north centre of the Archean (2750-2698 Ma) Abitibi Greenstone Belt, a subprovince of the Superior Province.  The geological units in the Discovery area belong to the monocyclic volcanic segment of the “Northern Volcanic Zone”, and more precisely to the Vezza-Bruneau volcano-sedimentary belt (Dussault, 1990; Dussault et Joly, 1991), at the southeastern extremity of the Harricana-Turgeon furrow (Lacroix, 1989). The general metamorphism degree is to greenschist facies.

The host rock for the gold mineralization is a multi-phase gabbro sill at the assemblage top of the Southern Volcanites at 50 to 100 meters from the contact with the Taïbi Group sediments.  The gabbro has a relatively steady thickness of approximately 60 meters in the western part of the Discovery zone (lines 8+00 W to 4+00 W), widening gradually to 125 meters to the southeast towards line 0+00 W, 220 meters in the Sector 600 (6+00 E), and more than 400 meters towards line 14+50 E, probably due to a NE-SW intersecting fault system and/or folding.

The mineralization of the Discovery property is hosted within a 10-50 m thick heterogeneous shear zone (mylonites) affecting a gabbro sill.  The gold-bearing shear zone, striking N120°-130° with a 80°-90° dip, is sub-parallel to a gabbro sill and can be traced over five km. The known gold deposits are found in a 2.6 kilometre-long section of the shear, noteworthy for its location in a highly magnetite-rich (northern side) sub-unit of the gabbro sill.

Three zoned mineral alteration facies are seen around the core of gold mineralization in the shear.  Only the highly ankeritic altered schistose rocks with quartz-albite-biotite-pyrrhotite-pyrite±magnetite are economically gold-bearing.

The mineralized zones at Discovery were reviewed and re-interpreted by InnovExplo (C. Pelletier) during the course of the 2006 mineral resource estimate. The zones were interpreted along strike over a distance of 1,200 m (between sections 1,050W and 150E) from surface to a vertical depth of -750 m. Geological interpretation led to the identification of four well-defined gold-bearing zones, from north to south: the “A”, “B”, “C” and “D” gold-bearing zones, all hosted in the Discovery shear corridor. Locally, some branching or splays of the zones can occur. In cross-sections and on level plans, the gold-bearing zones have thicknesses of between 0.5 to 15 m (mean 3-4 m) and occur as planar bodies with gently curvilinear contours, sometimes irregular and discontinuous due to boudinaged deformation and/or a complex initial permeability network configuration within anastomosed shear zones.

Higher-grade shoots on the “B” zone form typically elongated, vertical lenses (400 m vertical x 100 m E-W x 1.6 m horizontal width; 350 m vertical x 125 m E-W x 2.0 m (locally reaching 6.0 m) horizontal width; 250 m vertical x 100 m E-W x 3.0 m (locally reaching 6.0 m horizontal width). These ore shoots plunge steeply (65°-70°) to the west. The “B” zone contains almost all the ounces of the Discovery gold deposit.

One of the most significant geological and structural features for gold mineralization on the Cameron Claims Block is the occurrence of the WNW segment of the Cameron Deformation Zone (CDZ) that cuts the property from its NW to its SE corner.  Gold mineralization models in this setting (CDZ) corresponds to “late-orogenic gold deposits” (syn- to late-tectonic hydrothermal deposits) with pyritic replacement rich in iron-carbonates and with some quartz-carbonate veins and veinlets.

Anomalous gold values have been obtained in the CDZ, in the central and northwest part of the Cameron Claims Block, near the intersection with the Douay Deformation Zone (DDZ).  The DDZ corresponds to the eastern extension of the Casa Berardi tectonic zone.  On the property, hole CAM-03-02, drilled in 2003, returned promising anomalous gold results (0.46 g/t Au over 6.4 metres from 401.4 to 407.8 m).

Drilling

Discovery Claims Block

The objective of the 2004 drilling program was to better define the high-grade core zone of the East lens of the Discovery zone and to further explore the Sector 600 where hole BD-03-76 drilled on section 6+00 E returned two significant intersections of 7.00 g/t Au over 1.75 m (1.2 m) and 6.09 g/t Au over 2.2 m (1.6 m).  Six holes and four NQ-size wedges (47.6 mm) were drilled for a total of 4444 m.  It should be noted that two drill holes (BD-04-77 and BD-04-80) representing a total of 131 m of drilling were abandoned before reaching their targets due to significant deviation.

Hole BD-04-77A and wedges BD-04-77B and -77C defined the high-grade core zone of the East lens more clearly. Hole BD-04-77B returned one major intersection of 10.76 g/t Au over a true width of 6.7 m.  An area of 70 meters by 60 meters is still to be filled between drill holes B-97-87A, B-97-73, BD-04-77C and BD-03-69. The East lens remains open in depth below hole B-97-84 (12.44 g/t over 2.0 m) between levels -465 and -600 meters.  However, hole BD-03-74 and wedge BD-04-74A have indicated lens closure below the -600-meter level.

Holes BD-03-76, BD-04-78, BD-04-79 and BD-04-79A returned gold intersections of interest in the Sector 600. Gold mineralization in this area is probably limited to a block between sections 5+50 E and 7+50 E, delimited by two NE-SW intersecting faults. One of the intersections consists of quartz-carbonate-biotite- pyrrhotite-pyrite enveloping alteration haloes of a fairly constant width of 1 to 1.5 m.  The best intersections, 7.00 g/t Au over 1.2 m and 5.12 g/t over 1 m, were obtained from holes BD-03-76 and BD-04-79A respectively. The other intersections in hole BD-04-79 and wedge BD-04-79A consist of well-mineralized hydrothermal breccia with respective thicknesses of 3.4 m and 3.7 m, located along a major shear. These intersections imply an opening along the structure at a vertical depth of -550 meters.  The best intersection of 5.15 g/t over 2.3 meters was obtained from wedge BD-04-79A.

The area between sections 3+00 E and 5+50 E and below level -500 m shows limited potential due to the low intensity of hydrothermal alteration and magnetism seen in holes BD-03-75 and BD-04-80A.

The 3D magnetic inversion study has identified new drill targets below level -500 m.

Cameron Claims Block

Strateco carried out drilling program in December 2005 and January 2006.  The objective of this program was to evaluate the economic potential on the fringe of the auriferous deformation and alteration-replacement zones (with veins and quartz-carbonate-pyrite veinlets) documented in the CDZ (drill hole CAM-03-02).

During the 2005-2006 diamond drilling program, a total of ten holes (2,547 metres) were drilled (CAM-05-10 to 13, and CAM-06-14 to 19, NQ core size).  A total of 16 samples were selected for whole-rock geochemistry analysis and 303 samples for economic analysis (Au; Au-Ag-Cu-Zn).

In the area of hole CAM-03-02, anomalous gold values of 0.36 g/t Au over 0.8 metres, 0.40 g/t Au over 1.6 metres and 0.35 g/t Au over 2.1 metres were obtained (CAM-05-10).  A gold grade of 6.22 g/t Au over 0.40 metres (3.14 g/t Au initial assay (½ core) and 9.25 g/t Au repeat assay (¼ core)) obtained in hole CAM-05-11 (from 269.2 to 269.6 m) is sufficient to warrant additional drilling.  This grade in altered andesites is associated with calcite-pyrrhotite-pyrite veinlets and traces of sphalerite.

Hole CAM-05-10 returned anomalous zinc values (491 ppm Zn over 11.67 m from 269.63 to 281.3 m) in a unit structurally and stratigraphically located directly below a sub-circular magnetic anomaly.  Also, a quartz porphyric felsic volcanic unit was intercepted in drill hole CAM-05-13.  These assay values in zinc and geological features also highlighted some potential for volcanic massive sulfide mineralization.

Sampling Method and Approach

Sampling techniques varied little through the three stages of activity on the Discovery property. Assay samples were collected on half core to provide sample of variable length depending on geology, but no longer than 1.5 m. Early samples were collected by mechanically splitting the core in half. From 1996 onward, assay samples from presumed mineralized sections were collected by sawing the core in half. The remaining half is put back in core boxes as a witness. The core is in good condition and there is no evidence of misplaced pieces. Samples tags are generally still readable. However, tags are loose under the retained core segment either at the beginning or end of each sample.

Samples collected by GéoNova were assayed at two laboratories in the Abitibi region, Technilab and Abilab, with check assays at the other laboratory. Some verification was also conducted at Chimitec for the 1996 program. It appears that one of the laboratories reported inconsistent results and was later found to have incorrectly used a mechanized system to ‘homogenize’ the samples.  SRK has examined the drill logs in detail. GéoNova did extensive checks of the assays, which proved very consistent. In the more recent drilling programs performed by Strateco, blanks and standards were inserted in the sample stream and the results were carefully monitored.

During the drilling programs executed by Strateco, drill cores were sampled with a diamond saw.  Usually, samples are 0.75 m to 1.25 m long.  Half the cut core was kept as a witness sample and the other half was sent for assaying to the ALS Chemex/Chimitec laboratory in Val-d’Or.  The preparation and gold assay protocols of 2002 and 2003 drilling programs were changed to improve the reproducibility of gold assays.  Samples were crushed to 90% -2mm.  A representative portion of 1,000 g at minus 10 mesh was pulverized to 85% minus 200 mesh and homogenized.  A 50-gram pulp portion was analyzed by fire assay with atomic absorption finish.  Assay checks were systematically done on rejects (pulp 2) by fire assay with atomic absorption finish on samples grading over 2 g/t Au and with gravimetric finish for those grading over 5 g/t Au.  Approximately 10% of the first pulps were sent to the Bourlamaque Laboratory in Val-d’Or for additional assay checks.

Some samples from the vulcanite and volcaniclastite sequence to the north of the gabbro sill were also assayed for silver, copper and zinc using the Aqua Regia extraction method (HC1-HNO3 acid) and the inductively coupled plasma atomic emission spectrometry (ICP) assay method. Specific gravity determinations (density) were obtained for gold zones of economic interest. Standard samples were added to the samples sent to the ALS Chemex/Chimitec laboratory as an integral part of a quality control program.  No assaying problems were seen.

Sample Preparation, Assaying and Security

Core samples collected during the various drilling programs have been submitted to a number of laboratories to be assayed for gold. HMDC sent core samples to Chemex laboratories in Vancouver.  Corona used Bourlamaque Laboratory of Val-d’Or and GéoNova had their samples assayed at Abilab of Val-d’Or or Technilab of Ste-Germaine-de-Boulé, with some assay checks performed at Bondar Clegg Chimitec Laboratory of Val-d’Or.  Gold was mostly assayed by conventional fire assay with atomic absorption or gravimetric finish depending on gold content.

During the 1996 drilling program, GéoNova introduced basic assay check procedures whereby selected core rejects was submitted to a second laboratory for verification.  Apparent discrepancies in assay results between laboratories prompted more extensive assay checks. In this process, some historical drilling intercepts were re-sampled (quarter core) and re-assayed using a “metallic sieve” fire assay technique. However, SRK could not consult any report documenting this assay verification and the resulting conclusions. It appears that from 1996 onward, metallic sieve assays have been routinely performed, in addition to conventional fire assays.

The assay database contains approximately 700 determinations of rock density (specific gravity). No specific gravity data exist for holes drilled prior to 1997. The deficiency in specific gravity data can be corrected by acquiring rock density data from archived drill core.

For the 2003 resource estimate, SRK rebuilt the entire database and independently verified approximately 30% of the analyses against original assay certificates. The emphasis was put on results obtained by fire assay with a gravimetric finish and on the samples for which metallic sieving combined with fire assay and gravimetric finish had been done. Only one typographic error was found and a few assay results (17) were moved to different columns in the spreadsheet as SRK kept track of the laboratory used and the assaying procedure for each of the year (1988-2003). SRK also found approximately fifty (50) specific gravity measurements that were incorporated in the database.

The resulting assay database consists of a composite of all assay data performed on the project and incorporate assay data obtained from different assay techniques on different sub-sample size. For the 2003 resource estimate, SRK did not average the assays but established some precedence rules to determine the assay value to be used. It was established that the first “metallic sieve” was to be used as the primary value, followed by fire assay with a gravimetric finish and finally fire assays performed with an atomic absorption finish and reported in ppb.

For the current resource estimate, InnovExplo averages all the assays contained in the database for each sample, without any rules of precedence.  Even though some assaying method like “metallic sieve” have better precision than method by fire assay with gravimetric or atomic absorption finish, each assaying method has its percentage of error on the precision. A large portion of this error is coming directly at the sampling and at the preparation.  The precision of the assay is depending on the size of the initial sample and the initial crush/split specifications.  Because those different samples and sub-sample are generally too small to completely avoid the nugget effect in gold deposit, even a “metallic sieve” assaying method can be perfectly accurate.  By averaging more than one assaying point in the same sample, it minimized the nugget effect and minimized the total error on the final value.

Mineral Resource and Mineral Reserve Estimates

1.

Mineral Resource Classification, Category and Definition

The Canadian Institute of Mining, Metallurgy and Petroleum (CIM) guideline for resource classification includes the following definitions which are pertinent to the classification of the Discovery resource:

A Mineral Resource is a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the Earth's crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

An Inferred Mineral Resource is that part of a mineral resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

An Indicated Mineral Resource is that part of a mineral resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

For the Discovery Claims Block, the following parameters were used to define the indicated and inferred resources:

Indicated Resource

The indicated resource was defined in areas where the mineralized lenses can be delineated by a series of drill hole intercepts with a grade greater than 3.00 g/t over 1.6 m and a maximum drill holes spacing of 60 m.  In some areas where there was insufficient information to confirm the presence of the mineralized zone on the other side of the fault, the limits of the lenses were confined by these late faults.

Only the B zone contains an indicated resource, in three distinct lenses. The other zones are characterized only by an inferred resource.

Inferred Resource

A radius of 40 metres from a single diamond drill hole intercept was used to define the inferred resource.

In the B zone, one mineralized lens located between Sections 600 W and 350 W and between elevations -350 m and 0 m is defined by four diamond drill hole intercepts with grade higher than 3.00 g/t over 1.6 m.  The maximum distance between drill holes is 130 m and the minimum is 100 m.  The shape of the inferred lenses is based on the shape and size of indicated lenses.  All the volume contained within these other lenses has been defined as inferred.

The late faults were not used to limit the inferred resource. These faults cause a few meters of displacement, but even though the exact location of the mineralized zone is not well known, the zone should continue on the other side, and therefore the volume is not affected.

2.

Methodology

InnovExplo chose to use the polygonal method on longitudinal section.  The interpretation was done on cross-sections at 10-meter spacings at a scale of 1:500.  The cross-section interpretation was transferred onto a set of five plan views at 100-meter spacings to validate the interpretation in the other dimension.  The geological interpretation was digitized and the composites and horizontal thicknesses were then calculated using Gemcom Software.  All the calculated composites were validated individually on the cross-sections to confirm that the grade and thickness were properly calculated.  The diamond drill hole intercepts were then located on five longitudinal sections, one for each zone.  The polygons were traced, and the volume and grade were calculated using Gemcom Software.  A list of the volume and grade for each drill hole intercept above the 3.00 g/t Au cut-off is included in Appendix D to the technical report.

3.

Data

Diamond drill holes:	113
Drill hole intercepts:	270
Samples in zones:	1,368

4.

Parameters

Minimum mining width:

1.6 m (horizontal thickness)

Cut-off grade:

3.00 g/t Au, 5.00 g/t Au and 7.00 g/t Au

The specific gravity database used for the current estimate includes measurements from various drilling programs. InnovExplo used an average specific gravity of 2.82 g/cm3 calculated by SRK from the available data.

For the 2003 resources evaluation, SRK used a capping of 15 g/t Au for the 2 m composites. InnovExplo Inc. did not use compositing and worked with the original sample length. The capping grade was calculated at 35 g/t Au on the original sample length based on the log normal probability plot (Fig. 17.1) and on the log normal histogram.

5.

Mineral Resource Estimate

The resource for the Discovery Claims Block was revised with two goals: (1) to re-estimate the resource using a method better suited to a narrow, high-grade vein-type gold deposit; and (2) to prepare the project for a pre-feasibility study on an underground operation.  InnovExplo Inc. judged that the interpolation block model method used in 2003 did not apply to this type of narrow high grade vein mineralization.  Generally speaking, applying this method to this type of mineralization tends to create a smearing effect of high grade values into the barren walls of the veins, thus causing tonnage to rise and grade to fall. The total number of ounces can be similar, but the accuracy required for a detailed economic assessment of a possible conventional underground operation is not obtained with the block model method.

The polygon method on longitudinal section selected by InnovExplo Inc. enhances local accuracy.  Moreover, this method’s main advantage is to force geologists to interpret each zone manually using each diamond drill hole.  The geological continuity is thus established first, based on strict geological criteria such as structural elements, alteration zones, veins and lithologies, and not strictly on gold values.

The resource was calculated at three different cut-off grades: 3.00 g/t Au, 5.00 g/t Au and 7.00 g/t Au  (see tables below).  The 3.00 g/t Au cut-off grade was used to determine the continuity and shape of the mineralized lenses and to provide a comparison with SRK’s 2003 resource estimate. Compared to SRK’s estimate, the indicated resource tonnage increased by 12%, grade by 36% and ounces by 89%.  The inferred resource tonnage decreased by 49%, grade increased by 47% and ounces decreased by 25%.

InnovExplo Inc. is of the opinion that the reader should use the figures based on the 3.00 g/t Au cut-off, which produces an indicated resource of 381,100 tonnes grading 6.73 g/t Au, or 82,406 ounces and an inferred resource of 847,200 tonnes grading 6.35 g/t Au, or 173,091 ounces.

The resource was also calculated using a 5.00 g/t. The results show that continuity is still very good at this cut-off.  The 7.00 g/t Au cut-off value indicates some high grade zones in the deposit. The tonnage and ounces are sensitive to grade and decrease rapidly at the higher 7.00 g/t Au cut-off, indicating the limited amount of high tonnage currently in the deposit.

Indicated resource at various cut-off grades Cut-off Tonnes Grade Grade Ounces Ounces uncut cut to 35 g/t uncut cut
3.00 g/t Au 5.00 g/t Au 7.00 g/t Au	381,100 317,550 97,100	6.77 7.30 11.08	6.73 7.25 10.89	82,979 74,571 34,582	82,406 73,999 34,009

Inferred resource at various cut-off grades Cut-off Tonnes Grade Grade Ounces Ounces uncut cut to 35 g/t uncut cut
3.00 g/t Au 5.00 g/t Au 7.00 g/t Au	847,200 454,100 194,600	7.16 9.98 15.13	6.35 8.47 11.62	195,078 145,641 94,666	173,091 123,654 72,679

•

The Independent Qualified Person for the mineral resource estimate as defined by National Instrument 43-101 is Carl Pelletier, B.Sc., P.Geo. (InnovExplo Inc.), and the effective date of the estimate is May 5th, 2006.

•

Mineral resources are not mineral reserves having demonstrated economic viability.

•

Results are presented undiluted and in situ. The estimate included three gold-bearing zones (“A”, “B” and “C”) and covers the Discovery Claims Block between sections 1+00E and 14+00W.

•

The resource was compiled using a cut-off grade of 3.0 g/t Au.  This cut-off should be re-evaluated in the light of current market conditions: gold price, exchange rate and mining costs.  A specific gravity of 2.82 g/cm3 was used.  A minimum horizontal width of 1.6 m was applied, using the grade of the adjacent material when assayed, or a value of zero when not assayed.  High grade capping was done on the raw data and established at 35.0 g/t Au.  No drill hole compositing was done. The resource was evaluated from drill hole results using a polygon on longitudinal section approach.

•

Calculations used metric units (meters, tonnes and g/t Au) and results were rounded to reflect their “estimate” nature.

•

The Corporation is not aware of any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues that could materially affect the mineral resource estimates.

6.

Mineral Reserves

There are no mineral reserves outlined on the Discovery property at the date hereof.

Interpretation and Conclusions

•

Discovery Claims Block

One of the most important aspect of a resource estimate, and a vital one when considering underground operations, is the definition of geological continuity.  This criterion was then the first aspect to be checked and established by InnovExplo Inc. from the beginning of the Discovery property resource estimate.  Continuity was not easy to establish due to the numerous zones and their anastomosed disposition.

The detailed geological interpretation exercise, done prior to the resource estimate, permitted the establishment of the geological parameters used to define these continuities.  As in previous estimates, and the SRK Report 2003 estimate in particular, criteria such as alteration, shear and veins were used. These geological features were observed and interpreted from diamond drill holes and surface stripping.

Detailed interpretation of cross-sections and level plans confirmed that the Discovery property zones are continuous enough to be mined by underground methods, provided the pre-feasibility study shows the project to be economically viable.

Moreover, figures in the current study show the presence of continuous high-grade gold-bearing zones. The resource at a 5.00 g/t Au cut-off averages a grade of over 7.00 g/t Au for the indicated category and close to 10.00 g/t Au for the inferred category, better than for deposits such as Sigma and Lamaque and similar to Beaufor and Ferderber, which were mined in the Val-d’Or mining camp.

The following conclusion can then be drawn:

▪

The geological model and the current resource estimate demonstrate that the Discovery Claims Block contains continuous zones with an average grade of over 6.00 g/t Au.

▪

Even though the drill spacing is still large, geological continuity is steady throughout the deposit.

▪

The mineralized lenses with a grade of higher than 3.00 g/t Au have similar shapes and regular spacing.

▪

The shape and the distribution of the lenses will be useful for the planning of future diamond drilling programs.

▪

All of the indicated resource tonnage is restricted to a single zone (B), which is a positive factor for future potential mine development.

▪

The potential for upgrading the inferred resource to the indicated category with more drilling is high.

▪

The potential for adding to the resource with more drilling is high, especially at depth.

The resource estimate is based on a large number of drill holes and numerous assays within a widely-spaced drilling grid.  InnovExplo therefore considers this estimate to be reliable and rigorous, based on quality data and reasonable assumptions and parameters that comply with National Instrument 43-101 and CIM standards with regard to mineral reserve and resource estimates.

•

Cameron Claims Block

InnovExplo is of the opinion that the Cameron Claims Block is of sufficient merit and potential to continue exploration works and diamond drilling. Pursuant to the results from the 2005-2006 drilling program, additional works are conceivable in order to discover gold and base metal resources in the tested areas within or adjacent to the CDZ corridor. The Cameron Claims Block is located in the vicinity of significant gold deposits (such as the Discovery Zone: resource of 381,000 tonnes at 6.77 g/t Au (Indicated) and 847,200 tonnes at 7.16 g/t Au (Inferred); Pelletier, 2006) and is characterized by a highly favourable geological and structural setting.

As recommended previously by SRK Report in 2003, InnovExplo Inc. also recommended to conduct orientation soil geochemical surveys in order to discriminate potentially mineralized or altered rocks along the 8 kilometres stretch of the CDZ. This phase must be followed by a data analysis, compilation and target generation phase, and a diamond drilling program.

The drilling program should include and start with a follow-up program (1,000 metres of drilling) on results obtained during the 2005-2006 winter exploration program. The drill holes between sections L3+80E and L8+00E have intersected an intense and extensive alteration zone located within the main deformation zone at its contact with graphitic schists and mudrocks. An anomalous gold zone, traced between drilled holes CAM-05-10 and CAM-03-02, forms a band dipping at 30° to the East-South-East. Drill holes are highly recommended in order to examine the potential of an economic zone at depth in this portion of the CDZ.

MONTBRAY PROPERTY

The Montbray property consists of 28 claims in central Montbray Township covering an area of 1,120 hectares some 30 kilometers west of Rouyn-Noranda, Quebec, Canada.  The property is accessible by trails off a gravel road that connects to the paved road linking Rouyn and La Sarre. Each contractor provides its own generator to provide power necessary for exploration. No other source of power is required at the exploration stage.

In 1996, Altavista Mines Ltd. conducted detailed geological mapping and stripping that led to the discovery of two networks of gold veins, the Tarsac and St-Martin showings, and confirmed the existence of a third network, the Montbray showing. Channel sampling on the Montbray showing returned values of 17.53 g/t Au over 0.75 meters and 4.51 g/t Au over 2.50 meters. Nine holes drilled shortly thereafter confirmed the extension of the Montbray showing at depth and laterally, as well as the extension of the Tarsac showing at depth and to the north. Values of 7.67 g/t Au over 2.35 meters and 2.96 g/t Au over 2.18 meters respectively were obtained from holes MB96-01 and MB96-02.

During the fall of 2000, Strateco carried out an induced polarization survey. In January 2001, Strateco followed up with a 683-metre, four-hole drilling program.  Hole MB-01-12 intersected 1.38 g/t Au over 1.55 meters associated with a fault zone. The total cost of the programs conducted in 2000 and in January 2001 was $83,400, assumed entirely by Strateco.

This property has no known reserves. No significant work has been carried out on the Montbray property since 2001.

The Montbray property was transferred to the Corporation pursuant to the Cadiscor Agreement (See “Discovery Property – Mining Claims”).  No value was allocated to the Montbray property under the Cadiscor Agreement.

DIRECTORS AND OFFICERS

The following table sets out the required information with respect to each of the directors and officers of the Corporation:

Name and municipality of residence	Age	Position with the Corporation	Principal occupation
Guy Hébert, Geologist, M.B.A. Boucherville, Québec	56	Director and President	President, BBH Géo-Management Inc.
Jean-Pierre Lachance Geologist St-Hubert, Québec	53	Director and Executive Vice-President	Executive Vice-President, Strateco Resources Inc.
Francine Bélanger, C.A. Boucherville, Québec	47	Director	Accounting consultant

Information on Directors and Officers

Guy Hébert was elected director and named president of the Corporation on April 1, 2006. He is also a director and the president of Strateco Resources Inc. since April 2000. He is the president of BBH Géo-Management Inc. since October 1992. He was also president of Lyon Lake Mines Ltd. from 1986 to 2001 and a director of Orléans Resources Inc. from 1993 to 1998. He was a director and the president and chief executive officer of Altavista Mines Inc. from 1995 to 2000.

Jean-Pierre Lachance was elected director and named executive vice-president of the Corporation on April 1, 2006. He is also a director and the executive vice-president of Strateco Resources Inc. since April 2000. From 1996 to 2001, he was also vice-president of Lyon Lake Mines Ltd., and he became the executive vice-president of that company in May 1999. He was the president of Novontar S.A., a Costa-Rican corporation, from 1996 to 2002.

Francine Bélanger was elected director of the Corporation on April 1, 2006. She was also a director of Strateco Resources Inc. from April 13, 2000 to October 30, 2001 and was re-elected director since June 20, 2002. Mrs. Bélanger is an accounting consultant since January 2002. From May 2000 to December 2001, she was the vice-president and chief financial officer of Datacom Wireless Corporation. She was also the treasurer of BBH Géo-Management Inc. from 1992 to 2000. From 1987 to April 30, 2000, she was the treasurer and financial manager of Lyon Lake Mines Ltd.

Messrs. Hébert and Lachance dedicate 75% and 100% of their time to the business of the Corporation while Ms. Bélanger dedicates less than 5% of her time until the new management is elected.

The Quebec Securities Commission and the British Columbia Securities Commission have issued two cease trading orders against Lyon Lake Mines Ltd., a public company, the first from July to November 2000 and the second from May 2001 to the date hereof.  On May 8, 2001, Lyon Lake Mines Ltd. ceased its business activities and its directors resigned.  Its securities were withdraw from listing on the TSX on February 26, 2003 at wich time Guy Hébert was designated the mandatory of Lyon Lake Mines Ltd. to date.

Orleans Resources Inc. filed an arrangement to the benefit of its creditors which was accepted on April 27, 1999 and completed on July 9, 1999. Mr. Hébert resigned as a director of Orleans Resources Inc. in 1998.

Directors’ and Officers’ Compensation

Since its incorporation, the Corporation has not paid any compensation or granted any benefit or advantage to its directors and officers.

PROMOTER

Strateco may be considered as the promoter of the Corporation due to its initiative in incorporating the Corporation and its involvement in the organization and management of the business of the Corporation.

STOCK OPTIONS

On April 1, 2006, the directors of the Corporation approved a stock option plan (the “Plan”) for directors, executive officers, employees and consultant of the Corporation.  The main provisions of the plan are as follows:

i)

the maximum number of shares that may be issued under the Plan shall be limited to 10% of the issued and outstanding common shares of the Corporation;

ii)

the maximum number of shares granted under the Plan to a beneficiary, including to an insider, within a one-year period is limited to 5% of the issued and outstanding shares, or 2% in the case of consultants;

iii)

the exercise price of the options shall not be less than the closing price of the shares on the exchange on which they are listed on the day preceding the grant or, if there are no trades, the average of the bid and ask price on the day preceding the grant, less the allowable discount;

iv)

the options are non assignable and have a maximum term of five years ; and

v)

the options shall terminate upon the death, retirement, resignation or termination of employment of the beneficiary.

Proceeds from the exercise of options shall be added to the working capital of the Corporation.

At the date hereof, no stock options have been granted under the Plan.

The Plan has been approved by the directors, subject to shareholder and regulatory approval.

DESCRIPTION OF AUTHORIZED CAPITAL

The share capital of the Corporation consists of an unlimited number of common shares, of which one common share is issued and outstanding, and an unlimited number of preferred shares issuable in series, none of which are issued.

The rights, privileges, restrictions and conditions attached to the shares of the Corporation are as follows:

Common Shares

Each common share entitles its holder to one vote at all meetings of shareholders, the right to receive, after the holders of preferred shares, any dividend declared by the Corporation as to such common shares and at the time of dissolution or the voluntary or forced liquidation of the Corporation, the right to receive, after the holder of preferred shares, the balance of the Corporation’s assets.

Preferred Shares

Preferred shares may be issued in one or more series composed of the number of shares and carrying the rights, privileges, conditions and restrictions determined prior to their issue by the directors of the Corporation.  The preferred shares of any series shall rank equally with each other and shall have priority over the common shares in respect of the payment of dividends and the distribution of assets in the event of liquidation or voluntary or forced dissolution of the Corporation.

CAPITAL STRUCTURE

The following table describes the capital structure of the Corporation:

Securities	Authorized number of securities	As at April 1, 2006 (unaudited)
Common shares	Unlimited	$1 (1 share)(1)
Preferred shares	Unlimited	N/A
Total share equity		$1

(1)

Without taking into account the 20,000,000 common shares reserved to meet the payment of part of the consideration for the purchase of the Discovery and Montbray properties, the closing of which is scheduled to take place no later than August 30, 2006, and the 1,000,000 common shares reserved for issuance to GéoNova pursuant to the Cadiscor Agreement.

PRINCIPAL SHAREHOLDERS

At the date of this Supplement, only one common share has been issued for the purposes of the organization of the Corporation.  Upon closing of the sale of the Montbray and Discovery properties, 20,000,000 common shares shall be issued to Strateco and 1,000,000 common shares to GéoNova.

INTEREST OF MANAGEMENT AND OTHERS
IN MATERIAL TRANSACTIONS

Guy Hébert, a director and the president of the Corporation, is also the president and chief executive officer and a director of Strateco. Jean-Pierre Lachance, a director and vice president of the Corporation, is also a director and the executive vice president of Strateco. Francine Bélanger, a director of the Corporation, is also a director of Strateco.

RISK FACTORS

Given the nature of the Corporation’s business, the securities of the Corporation should be considered as speculative as they involve a high degree of risk. More specifically, the following risk factors apply.

Exploration and Mining

Exploration and mining activities are subject to a high level of risk. Few exploration properties reach the production stage. Unusual or unexpected formations, structural forces, fires, power failures, labour disputes, floods, rockbursts, subsidence, landslides and the inability to locate the appropriate or adequate manpower, machinery or equipment are all risks associated with mining activities and the execution of exploration programs.

The development of resource properties is subject to many factors, including the cost of mining, variations in the material mined, fluctuations in the commodities and exchange markets, the cost of processing equipment and other factors such as aboriginal claims, government regulations including in particular regulations on royalties, authorized production, importation and exportation of natural resources and environmental protection. Depending on the price of the natural resources produced, the Corporation may decide not to undertake or continue commercial production. There can be no assurance that the exploration expenses incurred by the Corporation will result in the discovery of commercial quantities of ore. Most exploration projects do not result in the discovery of ore.

Environmental and Other Regulations

Current, possible or future environmental legislation, regulations and measures may entail unforeseeable additional costs, capital expenditures, restrictions or delays in the Corporation’s activities. The requirements of the environmental regulations and standards are constantly re-evaluated and may be considerably increased, which could seriously hamper the Corporation or its ability to develop its properties economically. Before a property can enter into production, the Corporation must obtain regulatory and environmental approvals. There can be no assurance that such approvals will be obtained, nor that they will be obtained in a timely manner. The cost related to complying with changes in government regulations may reduce the profitability of the operation or altogether prevent a property from being developed. The Corporation considers itself to be in material compliance with the existing environmental legislation.

Financing and Development

The Corporation has incurred losses to date and does not presently have the financial resources required to finance its planned exploration and development programs. Development of the Corporation’s properties therefore depends on its ability to obtain the additional financing required. There can be no assurance that the Corporation will succeed in obtaining the required funding. Failure to do so may lead to substantial dilution of its interests (existing or proposed) in its properties. Furthermore, the Corporation has limited experience in developing a resource property, and its ability to do so depends on the use of experienced people or the signature of agreements with major resource companies that can provide such expertise.

Commodities Prices

The mineral exploration and development industry in general is intensely competitive. There can be no assurance that, even if commercial quantities of proven and probable reserves are discovered, a profitable market will exist for the sale of the commodity in question. Factors beyond the Corporation’s control may affect the marketability of any substance discovered. Commodities prices have fluctuated widely, particularly in recent years. The commodities market is also affected by numerous other factors beyond the Corporation’s control, including government regulations relating to price, government sales of commodities, royalties, allowable production and the import and export of minerals, the impact of which cannot accurately be predicted.

Insurance

The Corporation could become liable for subsidence, pollution and other risks against which it cannot insure itself or chooses not to insure itself due to the high cost of premiums or for some other reason. Payment of such liabilities could decrease or even eliminate the funds available for exploration or mining activities.

Conflict of Interest

Officers of the Corporation may act as officers of other public resource companies or hold material equity in other public resource companies. To the extent that these other companies can participate in ventures in which the Corporation may be involved, the Corporation’s directors may be in a conflict of interest in the negotiation or setting of conditions relating to the extent of this participation. If such a conflict of interest arises at a meeting of the directors of the Corporation, any director who is in such a conflict will abstain from voting on the question.

More than one company may participate, from time to time, in the acquisition, exploration and development of natural resource properties, which allows them to take part in larger-scale programs, participate in a greater number of programs and reduce the financial risks related to the same program. It may also happen that a specific company assigns all or part of its interest in a given program to another of these companies due to financial restrictions. In accordance with the legislation governing companies, the directors of the Corporation are bound to act honestly, in good faith and in the fundamental interests of the Corporation. In determining whether or not the Corporation will participate in a specific program and the interest it should acquire in such a program, the directors will primarily consider the degree of risk to which the Corporation may be exposed and its financial position at the time.

Dependence on Management

The Corporation is dependent on some of the members of its management, especially its president. The loss of their services could materially affect the Corporation. However, the organized and planned replacement of management’s team of this new Corporation as disclosed in section “Business of the Corporation” should not have a material impact on Cadiscor.

PRIOR DISTRIBUTION

Since its incorporation, the Corporation has issued one common share to Strateco as part of the organization of the Corporation.  Upon closing of the sale of the Montbray and Discovery properties, 20,000,000 common shares shall be issued to Strateco and 1,000,000 common shares qualified by prospectus to GéoNova Explorations Inc.  See under “Properties of the Corporation – Discovery Property”.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Corporation are Petrie Raymond, L.L.P, chartered accountants, of Montreal, Québec.

Computershare Trust Company of Canada, 1500 University Street, Suite 700, Montreal, Québec H3A 3S8 acts as transfer agent and registrar for the Corporation’s common shares.

MATERIAL CONTRACTS

Since incorporation, the Corporation has entered into the following material contract:

•

The agreement for purchase of the Discovery and the Montbray properties, referred to under the heading “Properties of the Corporation”.

Copies of the aforementioned agreement and technical reports may be consulted during the normal business hours at the Corporation’s head office at 1225 rue Gay-Lussac, Boucherville, Québec J4B 7K1.

LEGAL PROCEEDINGS

The Corporation is not a party to any legal proceedings affecting its assets, business or properties.

OTHER MATERIAL FACTS

There are no other material facts the omission of which is likely to affect the value or the market price of the shares.

Cadiscor Resources Inc.

Opening Balance Sheet

April 1st, 2006

Auditors’ Report

1

Opening Balance Sheet

2

Notes to Opening Balance Sheet

3

May 4, 2006

Auditors' Report

To the shareholder of

Cadiscor Resources Inc.:

We have audited the opening balance sheet of Cadiscor Resources Inc. as at April 1st, 2006.  This financial statement is the responsibility of the Company's management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, this opening balance sheet presents fairly, in all material respects, the financial position of the Company as at April 1st, 2006 in accordance with Canadian generally accepted accounting principles.

Limited Liability Partnership
Chartered Accountants

Cadiscor Resources Inc.

Opening Balance Sheet

April 1st, 2006

Current assets
Subscription receivable	$1

Shareholder’s equity
Capital stock (note 2)	$1

On behalf of the board

(signed) Guy Hébert,	Director

Cadiscor Resources Inc.

Notes to Opening Balance Sheet

April 1st, 2006

1.

Incorporation

The Company is incorporated under the Canada Business Corporations Act.

2.

Capital stock

The Company is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares that can be issued in one or several series composed of a number of shares with the rights, privileges, conditions and restrictions that are determined before they are issued by resolution of the Company’s members of the board, including the amount or the rate of preferred dividends, the date or dates, and the location or locations of payment thereof, the price of purchase or redemption price, conversion privileges and voting rights, subject to the rights, privileges, conditions and restrictions related to the preferred shares, depending on their class.

Subscribed
1 common share	$1

Cadiscor Resources Inc.

Notes to Opening Balance Sheet

April 1st, 2006

Cadiscor Resources Inc.

Pro forma Balance Sheet

April 1st, 2006

Compilation Report

1

Pro forma Balance Sheet

2

Notes to Pro forma Balance Sheet

3

Compilation Report

To the directors of

Cadiscor Resources Inc.:

We have read the accompanying unaudited pro forma balance sheet of Cadiscor Resources Inc. as at April 1st, 2006 and have performed the following procedures:

1.

Compared the figures in the column captioned “Opening” to the audited opening balance sheet at that date, and found them to be in agreement.

2.

Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

a)

the basis for determination of the pro forma adjustments related to the acquisition of mining properties transaction, and

b)

whether the pro forma balance sheet complies as to form in all material respects with the Quebec’s Securities Act and related regulations.

The officials:

a)

described to us the basis for determination of the pro forma adjustments related to the acquisition of mining properties transaction, and

b)

stated that the pro forma balance sheet complies as to form in all material respects with the Quebec’s Securities Act and related regulations.

3.

Read the notes to the pro forma balance sheet, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

4.

Recalculated the application of the pro forma adjustments related to the acquisition of mining properties transaction to the aggregate of the amounts in the column captioned “Opening” and found the amounts in the column captioned “Total” to be arithmetically correct.

The pro forma balance sheet is based on the management’ assumptions and adjustments which are inherently subjective.  The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information.  Accordingly, we express no such assurance.  The foregoing procedures would not necessarily reveal matters of significance to the pro forma balance sheet, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statement.

Limited Liability Partnership
Chartered Accountants

Montréal (Québec)

May 10, 2006

Cadiscor Resources Inc.

Pro forma Balance Sheet (unaudited)

April 1st, 2006

Opening	Acquisition of mining properties transaction	Total

Current assets
Subscription receivable	$1	$-	$1
Mining properties
Discovery	-	3,927,858	3,927,858
Cameron	-	772,314	772,314
Montbray	-	-	-
	-	4,700,172	4,700,172
Total assets	$1	$4,700,172	$4,700,173
Current liabilities
Balance of purchase price payable, without interest, payable at the latest August 30, 2006	-	1,475,000	1,475,000
Advances from the parent company, without interest	-	25,000	25,000
	-	1,500,000	1,500,000
Shareholder’s equity
Capital stock (note 4)	1	3,200,172	3,200,173
Total liabilities and shareholder’s equity	$1	$4,700,172	$4,700,173

On behalf of the board

(signed) Guy Hébert,	Director
(signed) Jean-Pierre Lachance	Director

Cadiscor Resources Inc.

Notes to Pro forma Balance Sheet (unaudited)

April 1st, 2006

1.

Basis of presentation

The unaudited pro forma balance sheet of Cadiscor Resources Inc. “the Company” as at April 1st, 2006 has been prepared by management after giving effect to the acquisition of mining properties from Strateco Resources Inc. “Strateco”, the parent company.  The pro forma balance sheet has been compiled based on the opening balance sheet of Cadiscor Resources Inc. as at April 1st, 2006.

The unaudited pro forma balance sheet as at April 1st, 2006 has been prepared as if the acquisition of mining properties transaction described in note 3 occurred on April 1st, 2006.

It is the management’s opinion that this pro forma balance sheet presents in all material respects, the acquisition of mining properties transaction described in note 3 in accordance with Canadian generally accepted accounting principles.

The pro forma balance sheet should be read in conjunction with the historical financial statements of Strateco Resources Inc. and notes thereto.  The pro forma balance sheet is not to reflect the financial position which would have actually resulted had the transaction and other adjustments been completed on April 1st, 2006.

2.

Significant accounting policies

The pro forma balance sheet has been compiled using the significant accounting policies as set out in the audited financial statements of Strateco Resources Inc. for the year ended December 31, 2005.

3.

Acquisition of mining properties transactions

The directors of the parent company, Strateco Resources Inc., decided to transfer the Discovery, Cameron and Montbray mining properties at their carrying value to Cadiscor Resources Inc.; no value has been shown for the Montbray property because this property has been written off in the accounts of Strateco.  The material terms of the transaction are as follows:

a)

Acquisition of mining properties in consideration of 20,000,000 common shares with a stated value of $3,200,172 (representing approximately $0.16 per share).

b)

Pursuant to the Discovery property purchase agreement “the agreement” between Strateco and GéoNova Exploration Inc., the Company is still liable for a remaining balance of $1,475,000 to be paid on the purchase price.

c)

Pursuant to the agreement, the Company will reimburse an amount of $25,000 originally paid by Strateco, the parent company.

Cadiscor Resources Inc.

Notes to Pro forma Balance Sheet (unaudited)

April 1st, 2006

4.

Capital stock

The Company is authorized to issue an unlimited number of common shares and an unlimited number of preferred shares that can be issued in one or several series composed of a number of shares with the rights, privileges, conditions and restrictions that are determined before they are issued by resolution of the Company’s members of the board, including the amount or the rate of preferred dividends, the date or dates, and the location or locations of payment thereof, the price of purchase or redemption price, conversion privileges and voting rights, subject to the rights, privileges, conditions and restrictions related to the preferred shares, depending on their class.

Number of shares	Amount

Common share subscribed	1	$1
Common shares issued in consideration of mining properties	20,000,000	3,200,172
Total capital stock as at April 1st, 2006 after the acquisition of mining properties	20,000,001	$3,200,173